Exhibit 21.1

List of Subsidiaries

Name of Entity	Jurisdiction
6565 E. Evans Avenue LLC	Colorado
GC Corp	Colorado
GC Security LLC	Colorado
General Cannabis Capital Corporation	Colorado
Standard Cann, Inc.	Colorado
Cannasseur LLC	Colorado
Cannasseur Dispensary LLC	Colorado
Cannasseur Cultivation LLC	Colorado
Cannasseur Extraction LLC	Colorado